CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 3 to the Registration Statement No. 333-164369, on Form N-2 of our report dated May 21, 2010, relating to the financial statement of Eaton Vance Tax-Advantaged Bond and Option Strategies Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 21, 2010